Exhibit 99.2

1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Private Placement of $900 Million in Convertible Securities to be
Issued Upon Completion of Gulf of Mexico Property Acquisition

NEW ORLEANS, LA, September 20, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today it will privately issue $900 million in convertible securities upon completion of its acquisition of Plains Exploration & Production Company’s (NYSE: PXP) shallow water Gulf of Mexico (GOM) shelf assets.  The private placement will include $200 million of 7-year 4% Convertible Senior Notes (“Notes”) and $700 million of 5¾% Convertible Perpetual Preferred Stock (“Preferred Stock”) .  A group of institutional investors has agreed to purchase 44% of the securities and Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) has agreed to purchase 56% of the securities.  The private investors will purchase the Notes and $200 million of the Preferred Stock and FCX will purchase $500 million of the Preferred Stock.  The proceeds from the sales of the convertible securities will be used to fund future capital expenditures associated with McMoRan’s expanded asset base and for general corporate purposes.

The closings of the private placements are subject to the completion of the PXP transaction, McMoRan shareholder approval of the issuance of securities to FCX, and other customary closing conditions.  The closings are expected to occur by year-end 2010.

The transaction with FCX was negotiated between a special committee of independent directors of the McMoRan board of directors, and a special committee of independent directors of the FCX board of directors.  The special committees each engaged independent financial and legal advisors in connection with this transaction.  Tudor, Pickering, Holt & Co. Securities, Inc. served as financial advisor to McMoRan’s special committee, and Houlihan Lokey Financial Advisors, Inc. provided certain other financial advisory services to McMoRan’s special committee in connection with the special committee's consideration of the transaction with FCX.  The law firm of Andrews Kurth LLP advised McMoRan’s special committee.

The 4% Convertible Senior Notes will be convertible into 12.5 million shares of McMoRan common stock, equivalent to a conversion price of $16 per share, reflecting a 16% premium to the $13.74 closing price of McMoRan’s common stock on the September 15, 2010 pricing date.  The 5¾% Convertible Perpetual Preferred Stock will be convertible into 43.75 million shares of McMoRan common stock, equivalent to a conversion price of $16 per share, also reflecting a 16% premium to the $13.74 closing price of McMoRan’s common stock on the September 15, 2010 pricing date.

McMoRan currently has approximately 95.5 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 5.25% Convertible Debt and 6¾% Mandatory Convertible Preferred Stock, McMoRan would have between approximately 114 million and 116 million common shares outstanding (based on a defined market price of McMoRan’s common stock calculated at the time of conversion of the 6¾% Mandatory Convertible Preferred Stock).  Pro forma for the PXP transaction and the private placement of equity and debt securities, McMoRan would have between 221 and 223 million common shares outstanding on a fully converted basis.

Weeden & Co. provided financial advisory services to McMoRan in connection with the placement of securities to the institutional investor group.

The 4% Convertible Senior Notes and 5¾% Convertible Perpetual Preferred Stock being sold by McMoRan, and the underlying common stock issuable upon conversion of the Notes and Preferred Stock, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

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